Exhibit 99.1

Genie Energy Announces Second Quarter 2025 Results

Newark, NJ – August 7, 2025 Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced results for the second quarter of 2025.

Michael Stein, Chief Executive Officer of Genie Energy, commented:

"Our second quarter yielded mixed results with solid operational progress and double-digit topline growth, while significant margin compression at GRE weighed on our bottom-line.

"At GRE, we expanded our customer base in the second quarter to approximately 419,000 meters served comprising 414,000 RCEs, representing year-over-year growth of 15% and 20% in meters and RCE's, respectively.  GRE’s financial results were impacted by wholesale power price increases in some of its supply markets, amplified by high consumption levels from the unseasonably hot weather early this summer.

"At GREW, we are making good progress on the more advanced projects within our solar generation development pipeline, highlighted by our Lansing community solar project which, I'm excited to report, we expect to commission in the third quarter.  Following the enactment of the "One Big Beautiful Bill", we are evaluating the financial viability of our early-stage projects that may no longer qualify for federal solar investment tax credits, and have paused new development projects. GREW delivered a very strong quarter with revenue increasing 44%, and the segment approached break even.

"During the second quarter, we continued to return value to our stockholders, repurchasing approximately 159,000 shares and paying our regular quarterly dividend of $0.075 per share.

"Looking ahead to the balance of the year, assuming a normalized retail margin environment, and further improvement and growth at GREW led by Diversegy and Genie Solar, we continue to expect that Genie will generate $40 to $50 million of consolidated Adjusted EBITDA in 2025."

Second Quarter 2025 Highlights

(Unless otherwise noted, 2Q25 results are compared to 2Q24, and results of the former Genie Retail Energy International (GREI) segment are included in discontinued operations for all periods.)

●	Revenue increased 16.0% to $105.3 million from $90.7 million;

●	Gross profit decreased 29.6% to $23.5 million from $33.3 million; Gross margin decreased to 22.3% from 36.8%;

●	Income from operations decreased to $2.0 million from $10.6 million;

●	Adjusted EBITDA[1] decreased to $ 3.0 million from $ 12.0 million;

●

Net income attributable to Genie common stockholders and income per diluted share (EPS) attributable to Genie common stockholders of $2.8 million and $ 0.11 compared to $9.6 million and $ 0.36, respectively;

●

Non-GAAP net income attributable to Genie common stockholders[1] and non-GAAP EPS[1] attributable to Genie common stockholders of $ 3.0 million and $ 0.11 compared to $ 10.1 million and $ 0.37, respectively;

●	Cash and cash equivalents, short and long-term restricted cash, and marketable equity securities totaled $201.6 million at June 30, 2025;

●	Genie repurchased approximately 159 thousand shares of its Class B Common stock for $2.7 million during 2Q25;

●	Genie will pay a $0.075 per share quarterly dividend to Class A and Class B common stockholders on August 19, 2025, with a record date of August 11, 2025.

[1]

Adjusted EBITDA, Non-GAAP net income attributable to Genie common stockholders, and Non-GAAP EPS attributable to Genie common stockholders for all periods presented are non-GAAP measures intended to provide useful information that supplements the core operating results in accordance with GAAP for Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these non-GAAP metrics, as well as reconciliations to its most directly comparable GAAP measures.

Select Financial Metrics

(in millions except for EPS)*	2Q25	2Q24	Change
Total revenue	$105.3	$90.7	16.0%
Genie Retail Energy	$99.0	$86.7	14.2%
Electricity	$89.9	$78.3	14.8%
Natural gas	$9.1	$8.4	8.2%
Others	$—	$0.0	(100.0)%
Genie Renewables	$6.3	$4.0	57.3%
Gross margin	22.3%	36.8%	(1,445	)bps
Genie Retail Energy	21.5%	37.2%	(1,567	)bps
Genie Renewables	34.5%	26.8%	765	bps
Income from operations	$2.0	$10.6	(81.0)%
Operating margin	1.9%	11.6%	120	bps
Net income from continuing operations	$2.8	$9.5	(70.3)%
Loss attributable to discontinued operations, net of tax	$0.0	$(0.1)	(132.5)%
Net income attributable to Genie common stockholders	$2.8	$9.6	(70.6)%
Diluted earnings per share	$0.11	$0.36	$(0.25)
Non-GAAP net income attributable to Genie common stockholders	$3.0	$10.1	(70.2)%
Non-GAAP diluted earnings per share	$0.11	$0.37	$(0.26)
Adjusted EBITDA	$3.0	$12.0	(74.9)%
Cash flow from continuing operating activities	$0.7	$17.6	(96.2)%

*	Numbers may not add due to rounding

Segment Highlights

Genie Retail Energy (GRE)

GRE's 2Q25 revenue increased 14.2% to $ 99.0 million from $ 86.7 million in 2Q24 primarily reflecting increased consumption from customer base growth. Income from operations decreased 72.7% to $4.0 million from $14.6 million, and Adjusted EBITDA decreased 70.5% to $ 4.4 million from $ 14.9 million.  The decreases primarily reflect increased commodity cost absorbed by GRE compared to 2Q24, driven by increased wholesale commodity prices, and amplified by unseasonably hot weather in some service markets during the quarter.

GRE Operational Metrics

(RCEs and Meters in thousands at end of period)*	2Q25	2Q24	Change
RCEs	414	343	20.5%
Electricity	332	265	25.3%
Natural gas	82	79	4.1%
Meters	419	365	14.8%
Electricity	332	278	19.4%
Natural gas	87	85	2.5%
Gross meter additions during the period	70	53	32.1%
Churn**	4.8%	4.6%	4.3%

*	Numbers may not add due to rounding
**	Excludes the impacts of aggregation deal expirations

Genie Renewables (GREW)

GREW's first quarter revenue increased 57.3% to $6.3  million from $4.0  million in 2Q24, primarily reflecting growth at Diversegy and Genie Solar.  Diversegy, Genie's energy brokerage and advisory business, increased revenue by 59.5% year-over-year, and contributed the significant majority of GREW revenues in 2Q25. GREW's loss from operations decreased to $0.2 million from $1.4 million in 2Q24.

At June 30, 2025, Genie Solar's operating portfolio and development pipeline comprised:

Pipeline	Total	Operational	Site Control	Permitting	Construction
MW	90	10	60	10	10
Project count	24	1	17	3	3

Following recent changes accelerating the phase out of the federal investment tax credits for solar projects, Genie Solar has removed some early-stage projects from its pipeline, and has paused new project development.

Balance Sheet and Cash Flow Highlights

As of June 30, 2025, Genie reported cash and cash equivalents, short and long-term restricted cash, and marketable equity securities of $201.6  million.

Total assets as of  June 30, 2025 were $383.1 million. Liabilities totaled $195.9 million, and working capital (current assets less current liabilities) totaled $115.0 million.

Cash provided by operating activities decreased to $16.5 million in 2Q25 from $33.3 million in 2Q24.

Trended Financial Information*

(in millions except EPS)**	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	2023	2024
Total Revenue	$119.7	$90.7	$111.9	$102.9	$136.8	$105.3	$428.7	$447.1
Genie Retail Energy	$112.5	$86.7	$105.8	$98.4	$132.5	$99.0	$409.9	$425.2
Electricity	$89.4	$78.3	$100.7	$82.1	$104.1	$89.9	$350.8	$350.5
Natural gas	$22.4	$8.4	$5.1	$16.2	$28.4	$9.1	$56.0	$52.1
Others	$0.7	$0.0	$0.1	$0.0	$0.0	$—	$3.1	$0.7
Genie Renewables	$7.2	$4.0	$6.1	$4.5	$4.3	$6.3	$18.8	$21.9
Gross Profit	$33.8	$33.3	$37.9	$33.5	$37.4	$23.5	$146.2	$138.5
Genie Retail Energy	$32.2	$32.3	$35.8	$31.9	$35.9	$21.3	$143.4	$132.2
Genie Renewables	$1.6	$1.1	$2.1	$1.5	$1.5	$2.2	$2.8	$6.3
Gross Margin	28.2%	36.8%	33.9%	32.5%	27.3%	22.3%	34.1%	31.0%
Genie Retail Energy	28.6%	37.2%	33.8%	32.4%	27.1%	21.5%	35.0%	31.1%
Genie Renewables	22.0%	26.8%	34.9%	33.9%	33.7%	34.5%	15.1%	29.0%
Income (loss) from operations	$9.8	$10.6	$11.7	$(20.8)	$12.8	$2.0	$10.0	$11.3
Operating margin	8.2%	11.6%	10.4%	(20.2)%	9.4%	1.9%	2.3%	2.5%
Net income (loss) attributable to Genie common stockholders	$8.1	$9.6	$10.2	$(15.3)	$10.6	$2.8	$13.9	$12.6
Diluted earnings (loss) per share	$0.30	$0.36	$0.38	$(0.58)	$0.40	$0.1	$0.74	$0.3
Adjusted EBITDA	$11.7	$12.0	$13.6	$11.1	$14.41	$3.0	$58.2	$48.5

*	Some Genie Retail Energy International (GREI) operations have been classified as a discontinued operation and their results excluded from current and historical results
**	Numbers may not add due to rounding

Earnings Announcement and Supplemental Information

At 8:30 AM Eastern this morning, Genie Energy’s management will host a conference call to discuss the Company's financial and operational results, business outlook, and strategy. The call will begin with management’s remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-877-545-0320 (toll-free from the US) or 1-973-528-0002 (international) and provide the following participant access code: 796824.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay passcode: 52352. The replay will remain available through Tuesday, May 20, 2025. In addition, a recording of the call will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy and renewable energy solutions provider. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division's (GREW) holdings include Genie Solar, a vertically-integrated provider of community and utility-scale solar energy solutions, and Diversegy, an energy procurement advisor. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Bill Ulrey

Investor Relations

Genie Energy, Ltd.

wulrey@genie.com

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$105,423	$104,456
Restricted cash—short-term	25,267	26,608
Marketable equity securities	600	357
Trade accounts receivable, net of allowance for credit losses of $8,673 and $8,086 at June 30, 2025 and December 31, 2024, respectively	61,322	61,858
Inventory	16,871	12,188
Prepaid expenses	10,000	9,893
Other current assets	9,840	8,493
Current assets of discontinued operations	1,423	3,594
Total current assets	230,746	227,447
Restricted cash—long-term	70,301	69,580
Property and equipment, net	28,622	25,246
Goodwill	12,801	12,749
Other intangibles, net	2,183	2,367
Deferred income tax assets, net	7,055	7,055
Other assets	25,847	22,365
Noncurrent assets of discontinued operations	5,537	4,466
Total assets	$383,092	$371,275
Liabilities and equity
Current liabilities:
Trade accounts payable	$34,577	$31,233
Accrued expenses	49,193	48,793
Income taxes payable	7,819	9,196
Current captive insurance liability	9,304	9,120
Current debt, net	2,167	357
Due to IDT Corporation, net	127	135
Other current liabilities	8,801	6,393
Current liabilities of discontinued operations	3,740	4,585
Total current liabilities	115,728	109,812
Noncurrent captive insurance liability	70,301	69,580
Noncurrent debt, net	6,846	8,668
Other liabilities	2,307	2,959
Noncurrent liabilities of discontinued operations	744	705
Total liabilities	195,926	191,724
Commitments and contingencies	—	—
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 0 shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2025 and December 31, 2024	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 29,323 and 29,310 shares issued and 25,178 and 25,482 shares outstanding at June 30, 2025 and December 31, 2024, respectively	293	293
Additional paid-in capital	160,587	159,192
Treasury stock, at cost, consisting of 4,146 and 3,828 shares of Class B common stock at June 30, 2025 and December 31, 2024	(42,567)	(37,486)
Accumulated other comprehensive income	4,720	3,919
Retained earnings	73,990	64,574
Total Genie Energy Ltd. stockholders’ equity	197,039	190,508
Noncontrolling interests:
Noncontrolling interests	(9,342)	(10,174)
Receivable from issuance of equity	(531)	(783)
Total noncontrolling interests	(9,873)	(10,957)
Total equity	187,166	179,551
Total liabilities and equity	$383,092	$371,275

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except per share data)		(in thousands, except per share data)
Revenues:
Electricity	$89,885	$78,301	$193,948	$167,697
Natural gas	9,107	8,414	37,516	30,812
Other	6,259	3,981	10,594	11,875
Total revenues	105,251	90,696	242,058	210,384
Cost of revenues	81,771	57,360	181,215	143,262
Gross profit	23,480	33,336	60,843	67,122
Operating expenses:
Selling, general and administrative (i)	21,177	22,015	45,064	44,916
Provision for captive insurance liability	265	640	910	1,676
Impairment of assets	35	118	35	118
Income from operations	2,003	10,563	14,834	20,412
Interest income	1,998	1,362	3,979	2,702
Interest expense	(156)	(331)	(345)	(363)
Gain on marketable equity securities and other investments	505	110	673	227
Other (loss) income, net	(451)	1,262	(457)	1,342
Income before income taxes	3,899	12,966	18,684	24,320
Provision for income taxes	(1,079)	(3,465)	(5,458)	(6,385)
Net income from continuing operations	2,820	9,501	13,226	17,935
Income (loss) from discontinued operations, net of taxes	47	(145)	(57)	(410)
Net income	2,867	9,356	13,169	17,525
Net income (loss) attributable to noncontrolling interests, net	45	(256)	(284)	(210)
Net income attributable to Genie Energy Ltd. common stockholders	$2,822	$9,612	$13,453	$17,735

Net income (loss) attributable to Genie Energy Ltd. common stockholders
Continuing operations	$2,775	$9,757	$13,510	$18,145
Discontinued operations	47	(145)	(57)	(410)
Net income attributable to Genie Energy Ltd. common stockholders	$2,822	$9,612	$13,453	$17,735
Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Continuing operations	$0.11	$0.37	$0.51	$0.68
Discontinued operations	—	(0.01)	—	(0.02)
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.11	$0.36	$0.51	$0.66
Diluted
Continuing operations	$0.11	$0.37	$0.51	$0.67
Discontinued operations	—	(0.01)	—	(0.02)
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.11	$0.36	$0.51	$0.65

Weighted-average number of shares used in calculation of earnings per share:
Basic	26,173	26,569	26,287	26,760
Diluted	26,516	27,033	26,631	27,272

Dividends declared per common share	$0.075	$0.075	$0.150	$0.150
(i) Stock-based compensation included in selling, general and administrative expenses	$606	$458	$1,345	$1,207

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2025	2024
	(in thousands)
Operating activities
Net income	$13,169	$17,525
Net loss from discontinued operations, net of tax	(57)	(410)
Net income from continuing operations	13,226	17,935
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	1,345	1,207
Provision for captive insurance liability	910	1,676
Provision for credit losses	856	1,210
Depreciation and amortization	470	415
Impairment of assets	35	118
Unrealized gain on marketable equity securities and investments and others, net	(622)	(443)
Inventory valuation allowance	—	417
Changes in assets and liabilities:
Trade accounts receivable	(320)	6,565
Inventory	(4,682)	6,616
Prepaid expenses	(142)	4,479
Other current assets and other assets	(882)	1,919
Trade accounts payable, accrued expenses and other liabilities	5,382	(18,156)
Due to IDT Corporation, net	(8)	4
Income taxes payable	(1,377)	2,362
Net cash provided by operating activities of continuing operations	14,191	26,324
Net cash provided by operating activities of discontinued operations	2,274	7,011
Net cash provided by operating activities	16,465	33,335
Investing activities
Capital expenditures	(3,682)	(1,562)
Purchases of marketable equity securities and other investments	(3,667)	(3,042)
Improvements in investment property	(1,075)	—
Purchase of solar system facility	—	(1,344)
Purchase of equity of subsidiary	—	(1,200)
Proceeds from return of investments	1,173	—
Net cash used in investing activities	(7,251)	(7,148)
Financing activities
Dividends paid	(4,036)	(4,152)
Repurchases of Class B common stock	(4,619)	(5,897)
Repurchases of Class B common stock from employees	(462)	(1,508)
Repurchase of Class B common stock from Genie Foundation	—	(768)
Net cash used in financing activities	(9,117)	(12,325)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(64)	(140)
Net increase in cash, cash equivalents, and restricted cash	33	13,722
Cash, cash equivalents, and restricted cash (including cash held at discontinued operations) at beginning of period	201,958	165,479
Cash, cash equivalents and restricted cash (including cash held at discontinued operations) at end of the period	201,991	179,201
Less: Cash of discontinued operations at end of period	1,000	1,281
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at end of period	$200,991	$177,920

Reconciliation of Non-GAAP Financial Measures for the Second Quarter of 2025

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed Adjusted EBITDA for GRE and on a consolidated basis, Non-GAAP Net Income Attributable to Genie Common Stockholders (Non-GAAP Net Income) and Non-GAAP Diluted Earnings per Share Attributable to Genie Common Stockholders (Non-GAAP EPS). Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS are non-GAAP financial measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie’s measure of consolidated Adjusted EBITDA starts with income from operations and adds back depreciation, amortization, and stock-based compensation and deducts impairment of assets and equity in the net loss of equity method investees, net.

Genie's measures of Non-GAAP Net Income and Non-GAAP EPS start with net income attributable to Genie Energy Ltd. Common Stockholders in accordance with GAAP and add captive insurance liability and the tax effect of this adjustment. These additions  are non-cash and/or non-routine items in the relevant periods.

Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie’s measure of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS provide useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, non-GAAP Net Income and Non-GAAP EPS, among other measures, as relevant indicators of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS to evaluate operating performance in relation to Genie’s competitors. Disclosure of these non-GAAP financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS as well as the GAAP measures revenue, gross profit, and income from operations, as well as net income, on a consolidated level to facilitate internal and external comparisons to Genie's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions, and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of assets is a component of income (loss) from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of assets is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie's continuing operations.

Captive insurance liability is a non-cash charge incurred by Genie's insurance operations. While there may be related charges in other periods, the magnitude of these changes can fluctuate markedly and do not reflect the performance of Genie's continuing operations. Captive insurance losses are excluded from Genie's calculation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies.

Following are the reconciliations of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to income from operations for Genie Energy on a consolidated basis as well as for GRE.

Non-GAAP Reconciliation - Consolidated Adjusted EBITDA

(in millions)	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	2023	2024
Income (loss) from operations	$9.8	$10.6	$11.7	$(20.8)	$12.8	$2.0	$11.3	$11.3
Add back
Captive insurance liability	$1.0	$0.6	$1.0	$30.9	$0.6	$0.3	$33.6	$33.6
Depreciation and amortization	$0.2	$0.2	$0.2	$0.2	$0.2	$0.2	$0.9	$0.9
Non-cash compensation	$0.7	$0.5	$0.6	$0.6	$0.7	$0.6	$2.3	$2.3
Impairment	$0.0	$0.1	$0.1	$(0.0)	$0.0	$0.0	$0.2	$0.2
Equity in net loss (income) of equity method investees	$(0.1)	$0.0	$0.0	$0.1	$(0.0)	$(0.1)	$0.1	$0.1
Adjusted EBITDA	$11.7	$12.0	$13.6	$11.1	$14.4	$3.0	$48.5	$48.5

Non-GAAP Reconciliation - GRE Adjusted EBITDA

(in millions)	2Q25	2Q24	2023	2024
Income from operations	$4.0	$14.6	$71.9	$56.5
Add back
Depreciation and amortization	$0.1	$0.0	$0.3	$0.3
Stock-based compensation	$0.3	$0.3	$1.1	$1.1
Impairment	$—	$—	$—	$—
Equity in the income of equity method investees	$0.1	$—	$—	$0.5
Adjusted EBITDA	$4.4	$14.9	$73.3	$58.4

Non-GAAP Reconciliation - Consolidated Non-GAAP Net Income Attributable to Genie Energy Ltd. Common Stockholders and Non-GAAP Diluted Income Per Share

(in millions except for EPS)	2Q25	2Q24	2023	2024
Net income attributable to Genie Energy Ltd. common stockholders	$2.8	$9.6	$19.2	$12.6
Add back
Captive insurance liability	$0.3	$0.6	$45.1	$33.6
Income tax effect of adjustment	$(0.1)	(0.2)	$(10.5)	$(8.8)
Non-GAAP net income attributable to Genie Energy Ltd. common stockholders	$3.0	$10.1	$53.7	$37.4

Diluted earnings per share	$0.11	$0.36	$0.74	$0.46
Total adjustments	$0.01	$0.02	$1.33	$0.91
Non-GAAP diluted earnings per share	$0.11	$0.37	$2.06	$1.38

Weighted average number of shares used in the calculation of diluted earnings per share	26.5	27.0	26.1	27.2

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